UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 13, 2011
BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122770 (Commission File Number)	20-1478587 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On July 13, 2011 we terminated our existing Loan and Security Agreement and replaced it with a new Credit Agreement. See Items 1.02 and 2.03 below.
Item 1.02 Termination of a Material Definitive Agreement.
On July 13, 2011 our wholly owned subsidiaries, Boise Cascade, L.L.C., Boise Cascade Building Materials Distribution, L.L.C., and Boise Cascade Wood Products, L.L.C., terminated the Loan and Security Agreement dated as of February 22, 2008, as amended, among them, certain of their subsidiaries as guarantors, Bank of America, N.A., as Agent and the banks named therein as lenders. The agreement provided for revolving loans in an aggregate amount of up to the lesser of a borrowing base formula or aggregate lending commitments in the amount of $170 million. Interest rates were based on LIBOR or a Base Rate plus an additional amount determined on the basis of the amount of unused availability existing under the borrowing base formula. At the time of the termination no loans were outstanding under the agreement except for approximately $14 million in letters of credit, which were transferred to the new credit agreement described in Item 2.03 below.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 13, 2011, our wholly owned subsidiaries, Boise Cascade, L.L.C., Boise Cascade Building Materials Distribution, L.L.C., and Boise Cascade Wood Products, L.L.C., as borrowers (collectively, the Borrowers) and Boise Cascade Wood Products Holdings Corp., as guarantor (the Guarantor) entered into a Credit Agreement (the Credit Agreement) with Wells Fargo Capital Finance, LLC, as Agent (the Agent) and the lenders from time to time party thereto.  The Credit Agreement provides the Borrowers with a non-amortizing senior secured revolving credit facility with aggregate lending commitments of $250 million. The Credit Agreement matures 90 days prior to the October 15, 2014, maturity date of our Senior Subordinated Notes. However, if such Notes have been repaid or refinanced prior to such date, the maturity date of the Credit Agreement will be July 13, 2016. Borrowings under the Credit Agreement may be repaid and re-borrowed from time to time at the discretion of the Borrowers and the lending commitments may be terminated by the Borrowers in whole or in part at any time at their discretion subject, in each case, to customary notice provisions.
The amount which the Borrowers may borrow from time to time under the Credit Agreement is determined on the basis of a borrowing base formula that is a percentage of our accounts receivable and inventory that meet eligibility criteria specified in the Credit Agreement, but in no case more than the aggregate lending commitments of the participating lenders.
All borrowings under the Credit Agreement bear interest at a rate per annum equal to an applicable margin (based on average availability under the Credit Agreement) plus, at the Borrowers' election, LIBOR or a Base Rate defined in the Credit Agreement. In addition to paying interest, the Borrowers will pay a periodic commitment fee to the lenders under the Credit Agreement based on the amount of unused availability under the Borrowing Base formula.
The Credit Agreement is secured by a first priority security interest in substantially all of the assets of the Borrowers and the Guarantor except property, plant, and equipment.
No borrowings were made under the Credit Agreement upon its effectiveness other than the transfer of approximately $14 million of letters of credit from the Loan and Security Agreement described in Item 1.02.

A copy of the Credit Agreement will be filed as an exhibit to our Third Quarter 2011 Form 10-Q filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ John T. Sahlberg
John T. Sahlberg Vice President, General Counsel and Secretary
Date: July 15, 2011